Exhibit 10.28

CONFIDENTIAL TREATMENT REQUESTED:

Portions of this Exhibit have been redacted pursuant to a request for confidential treatment under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.  Such redacted portions have been replaced with “{***}” in this Exhibit.  An unredacted version of this document has been filed separately with the Securities and Exchange Commission along with the request for confidential treatment.

This Amendment Agreement is made this 25th day of February 2005

BETWEEN

CAMBRIDGE LABORATORIES LIMITED, a company organised and existing under the laws of England and having its registered office at 17 Hanover Square, London W1S 1HU, Great Britain, and trading as CAMBRIDGE LABORATORIES IRELAND having its principal place of business at Alexandra House, The Sweepstakes, Ballsbridge, Dublin 4

Hereinafter “Cambridge”

SYNKEM S.A.S. a company organised and existing under the laws of France with registered offices at 47 Rue de Longvic, 12300 Chenove, France.

Hereinafter “Synkem”

RECITALS

Cambridge Laboratories Limited was formerly called Cambridge Selfcare Diagnostics Limited.

Cambridge is establishing a branch office in Ireland called Cambridge Laboratories Ireland (“Cambridge Ireland”), that ,will become an affiliated company under common ownership with Cambridge. Cambridge and Synkem entered into an. agreement on 31 July 1998 for the exclusive supply to Cambridge by Synkem of the active ingredient tetrabenazine (hereinafter “the Supply Agreement”).

Cambridge and Synkem entered into an agreement on 01 May 2003 for the preparation and maintenance of a Drug Master File for the active ingredient tetrabenazine (hereinafter “the DMF Agreement’).

The parties have discussed the possibility of transferring the rights and obligations of Cambridge to Cambridge Ireland, as well as of amending certain of the pricing and supply aspects of the Supply Agreement and the DMF Agreement.

The parties therefore have decided to enter into this amendment agreement (the “Amendment Agreement’) to amend aspects of both the Supply Agreement and the DMF Agreement as set forth herein.

Terms beginning with a capital letter in this Amendment Agreement and which are not defined herein shall have the meaning ascribed to them in the Supply Agreement or the DMF Agreement, as applicable.

THE PARTIES AGREE as follows

1.                                      Assignment to Cambridge Ireland. Synkem hereby agrees that Cambridge may assign its rights and obligations under the Supply Agreement, the DMF Agreement and this Amendment Agreement to Cambridge Ireland following incorporation of Cambridge Ireland as an affiliated company under common ownership with Cambridge, provided that Cambridge notifies Synkem as soon as Cambridge Ireland has been incorporated as an affiliate under common ownership and that Cambridge guarantees to Synkem the compliance by Cambridge Ireland of all of the provisions of the Supply Agreement, the DMF Agreement and this Amendment Agreement. .

2.                                      Compound Price. Article 3 of the Supply Agreement is hereby deleted. Save as set forth in clause 3 below, the price Cambridge is to pay to Synkem for the Compound shall be determined in accordance with the scale set forth in Part A of Schedule 1 hereto.

3.                                      Validation of MII Process. In connection with the work of validation of the MII process, Cambridge shall be responsible for paying Synkem the sum of {***}† in consideration for the validation of the MII processes to FDA standards in support of the NDA for the Finished Product. Cambridge will also reimburse Synkem the sum of {***}† for the costs of purchase from Interor of approximately three tonnes of MII 172, the validation of this production and the storage thereof at Synkem. Synkem shall use such three tonnes of MII 172 purchased from Interor solely for the manufacture of the Compound and the validation data for the update of the Tetrabenazine Drug Master File. For the sake of clarity Cambridge shall own the MII process validation data and all rights pertaining to that data. The price to be paid by Cambridge for any Compound incorporating the above-mentioned three tonnes of MII 172 shall be as set forth in Part B of Schedule 1 hereto.

4.                                      Currency. Notwithstanding anything to the contrary in the Supply Agreement, the currency of payment shall be the Euro.

5.                                      Payment. Article 4 of the Supply Agreement shall be deleted and replaced with the following:

“Cambridge shall pay for each consignment of the Compound in full, by bank transfer in Euro, within thirty (30) days of the date of the invoice sent by Synkem regarding such consignment which invoice shall be sent on or after the delivery of the consignment.”

6.                                      Delivery Terms. Articles 2.5 and 2.6 of the Supply Agreement shall be deleted and replaced with the following:

“All consignments of the Product shill be delivered CIP (Incoterms 2000) to Cambridge’s Finished Product manufacturer in the EU, the name and address of such manufacturer to be provided to Synkem by Cambridge by at least two weeks before the requested delivery date.

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

7.                                      Compound Specifications. A third sentence shall be added to the end of Article 8.1 of the Supply Agreement as follows:

“The specifications described in Schedule 1 attached hereto may be amended from time to time by mutual agreement of the parties recorded in writing and signed by appropriately authorised representatives.”

8.                                      Batch Size. By derogation to Article 2.4 of the Supply Agreement, one batch of the Compound shall amount to approximately three hundred kilograms (300 kg).

9.                                      Term. The initial term of five years referred to in Article 11 of the Supply Agreement shall be extended for a further five (5) years commencing on Commencement Date of this Amendment Agreement being the date that appears at the top of this Amendment Agreement.

10.                               All other conditions of the Supply Agreement and the DMF Agreement shall remain unchanged and shall continue to apply.

IN WITNESS whereof this Amendment Agreement has been executed by the duly authorised representatives of the parties the day and year first above written

For and on behalf of
CAMBRIDGE LABORATORIES LIMITED
trading as
CAMBRIDGE LABORATORIES IRELAND

Signed	:	/s/ Mark P. Evans

Name	:	Mark P. Evans

Title	:	CEO

For and on behalf of
SYNKEM S.A.S

Signed	:	/s/ T. Schwitzguebel

Name	:	T. Schwitzguebel

Title	:	Director Operations

SCHEDULE 1

PRICES

Part A — Prices for Compound after Synkem has used the three tonnes of MII 172 purchased from Interor under Article 3 of the Amendment Agreement

For up to {***}† kg/year: {***}† / kg

If Cambridges orders between {***}† kg and {***}† kg per year: the average price per kg will be {***}† / kg

If Cambridges orders between {***}† kg and {***}† kg per year. the average price per kg will be : {***}† /kg

If Cambridges orders over {***} kg per year, the average price per kg will be : {***}† / kg

Yearly quantities are the quantities that will be delivered during the same calendar year (from January to December). Each order must be for a minimum of at least one batch, which must be ordered at least six months prior to the requested delivery date. Synkem shall make its best efforts but shall not be obliged to supply more than seven batches within any six month period (for orders exceeding seven batches, the parties shall renegotiate delivery dates).

Part B Prices adjustment for Compound incorporating the three tonnes of MII 172 purchased from Interor under Article 3 of the Amendment Agreement

About 770 kg of MII are needed to manufacture two 300 kg batches of Compound. The validated MII will be used to manufacture the Compound from 2004 until 2007 according to Cambridge’s forecasts, provided the MII 172 stability is sufficient. The cost of the MII 172 used in such Compound batches (about {***}† per kg of Compound) will be subtracted from the above Compound prices until the stock of MII 172 is consumed.

For example, the Compound price applicable to orders under {***}† kg of Compound per year will be : {***}† = {***}†/kg

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.